Exhibit 10(d)

A. O. SMITH CORPORATION

EXECUTIVE SUPPLEMENTAL PENSION PLAN

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2009

Section 1. Purpose

The purpose of this Plan is to provide a pension plan supplement for certain key executives of the Company. This Plan, which was originally effective January 1, 2001, applies only to Executives who are in active employment with the Company or an Affiliate on or after such date.

This Plan is amended and restated effective January 1, 2009, to comply with the final regulations promulgated under Section 409A of the Internal Revenue Code.

Section 2. Definitions

(a) “Affiliate” means each entity that, along with the Company, constitutes a controlled group of corporation or groups of businesses under common control within the meaning of Code Sections 414(b) and (c).

(b) “Annuity Factor” means the factor provided by an insurance company that would be applied to determine the single sum amount needed to purchase a commercial annuity that will provide an amount equal to the Monthly Benefit Amount.

(c) “Applicable Interest Rate” means the rate determined by multiplying (i) the Lehman Total Corporate Index rate for the close of business immediately prior to the date of payment as reported in The Wall Street Journal by (ii) one minus the aggregate of the highest marginal federal, state and local income tax rates applicable to the Participant, based on the Participant’s primary residence at the time the benefit is being determined.

(d) “Average Monthly Earnings” means the monthly average of the Executive’s Earnings for any of the five (5) Plan Years (of the most recent (10) Plan Years prior to Separation from Service) in which the greatest Earnings were received.

(e) “Beneficiary” means the beneficiary(ies) named by the Executive to receive death benefits under the split-dollar life insurance policy maintained on the Executive’s life and either owned by the Company or in which the Company has an interest.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Company” means A. O. Smith Corporation.

(h) “Committee” means the Personnel and Compensation Committee of the Board of Directors of the Company.

(i) “Early Retirement Age” means earlier of: (i) the Executive’s attainment of age 57 and ten (10) Years of Service: or (ii) the date the Executive attains thirty (30) Years of Service.

(j) “Earnings” shall mean the total of all wages, salaries, commissions and bonuses paid to the Executive by the Company or a Participating Affiliate, including any deferred compensation or salary reduction amounts pursuant to Section 125 and 401(k) of the Internal Revenue Code or any non-qualified deferred compensation arrangement, but excluding payments made under any long-term performance bonus plan and with respect to any restricted stock units.

(k) “Executive” means an Executive of the Company or a Participating Affiliate with a position which is assigned Grade 23 or above and who is entitled to a deferred vested or retirement benefit in the Pension Plan.

(1) “Normal Retirement Age” means:

(1)	age 65 for a Participant born before January 1, 1938;

(2)	age 66 for a Participant born on or after January 1, 1938 and prior to December 31, 1954; and

(3)	age 67 for a Participant born on or after January 1, 1955.

(m) “Participating Affiliate” means an Affiliate which has been designated as being eligible to participate in the Plan by the Committee.

(n) “Pension Plan” means the A. O. Smith Retirement Plan for Salaried Employees.

(o) “Plan Year” means the calendar year.

(p) “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(q) “Special Early Retirement Age” means:

(1)	age 62 for a Participant born before January 1, 1938;

(2)	age 63 for a Participant born on or after January 1, 1938 and prior to December 31, 1954; and

(3)	age 64 for a Participant born on or after January 1, 1955.

(r) “Years of Service” has the same meaning as years of “Vesting Service” under the Pension Plan.

Section 3. Pension Plan Supplement

(a) Entitlement. An Executive shall he entitled to receive a lump sum payment (the “Single Sum Pension Plan Supplement”) from the Company under this Plan if he terminates employment with the Company and its Affiliates on or after completion of five (5) Years of Service.

(b) Normal Retirement or Special Early Retirement Benefit. If an Executive described in subsection (a) terminates employment from the Company and its Affiliates on or after his Normal Retirement Age, or on or after his Special Early Retirement Age and completion of ten (10) Years of Service, then the amount of the Executive’s Single Sum Pension Plan Supplement shall be determined as follows:

(1)	First, calculate a monthly amount payable in a single life annuity form (assuming benefits commence immediately on the date of the Executive’s termination of employment) equal to:

(A)	1.65% of the Executive’s Average Monthly Earnings multiplied by the number of years of Credited Service (as defined in the Pension Plan), but not more than forty (40) years;

(B)	minus the total monthly retirement benefit actually payable to the Executive from the Pension Plan as of the Executive’s date of termination of employment (the result, the “Monthly Benefit Amount”);

(C)	minus the federal, state and local income and employment taxes that would be owed by the Executive on the Monthly Benefit Amount, calculated assuming the Executive pays taxes at the highest marginal tax rates for federal, state and local income tax purposes, based on the location of the Executive’s primary residence at the time of his termination of employment (the result, the “After-Tax Monthly Benefit Amount”);

(2)	Second, multiply the After-Tax Monthly Benefit Amount by the Annuity Factor for an immediately commencing annuity (the result, the “Single Sum Amount”);

(3)	Third, determine an additional amount such that the net amount retained by the Executive, after payment of any federal, state or local income tax or employment tax with respect to the Single Sum Amount, and any federal, state and local income tax or employment tax upon the payment provided for by this clause, is equal to the Single Sum Amount (the “Gross-Up Amount”). For purposes of determining the Gross-Up Amount, the Company shall use the highest marginal rate of federal income and employment taxation in the calendar year in which the Executive’s termination of employment occurs and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s primary residence on the date of Executive’s termination of employment, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes in such year;

(4)	Fourth, add the Single Sum Amount and the Gross-Up Amount to determine the Single Sum Pension Plan Supplement; and

(5)	Fifth, the Single Sum Pension Plan Supplement payable to the Executive shall be reduced by the cash surrender value (determined as of the date immediately prior to payment under Subsection (e)) of any pre-retirement, collateral assignment, split-dollar life insurance policies issued to the Executive under the A. O. Smith Corporation Executive Life Insurance Plan prior to August 1, 2002.

(c) Early Retirement Benefit. If an Executive described in subsection (a) terminates employment on or after his Early Retirement Age, at a time when he is not eligible for the benefit described in subsection (b), then the amount of the Single Sum Pension Plan Supplement shall be determined as follows:

(1)	First, calculate a monthly amount payable in a single life annuity form (assuming benefits commence at the Executive’s Special Early Retirement Age) equal to:

(A)	1.65% of the Executive’s Average Monthly Earnings multiplied by the number of years of Credited Service (as defined in the Pension Plan), but not more than forty (40) years;

(B)	minus the total monthly retirement benefit actually payable to the Executive from the Pension Plan as of the Executive’s Special Early Retirement Age (the result, the “Monthly Benefit Amount”);

(C)	minus the federal, stale and local income and employment taxes that would be owed by the Executive on the Monthly Benefit Amount, calculated assuming the Executive pays taxes at the highest marginal tax rates for federal, state and local income tax purposes, based on the location of the Executive’s primary residence at the time of his termination of employment (the result, the “After-Tax Monthly Benefit Amount”);

(2)	Second, multiply the After-Tax Monthly Benefit Amount by the Annuity Factor for an annuity that commences benefit payments at the Executive’s Special Early Retirement Age (the result, the “Single Sum Amount”);

(3)	Third, determine the present value of the Single Sum Amount (assuming the Single Sum Amount is payable at the Executive’s Special Early Retirement Age) using the Applicable Interest Rate, as of the Executive’s date of termination of employment;

(4)	Fourth, determine an additional amount such that the net amount retained by the Executive, after payment of any federal, state or local income tax or employment tax with respect to the Single Sum Amount, and any federal, state and local income tax or employment tax upon the payment provided for by this clause, is equal to the Single Sum Amount (the “Gross-Up Amount”). For purposes of determining the Gross-Up Amount, the Company shall use the highest marginal rate of federal income and employment taxation in the calendar year in which the Executive’s termination of employment occurs and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s primary residence on the date of Executive’s termination of employment, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes in such year;

(5)	Fifth, add the Single Sum Amount and the Gross-Up Amount to determine the Single Sum Pension Plan Supplement; and

(6)	Sixth, the Single Sum Pension Plan Supplement payable to the Executive shall be reduced by the cash surrender value (determined as of the date immediately prior to payment under Subsection (e)) of any pre-retirement, collateral assignment, split-dollar life insurance policies issued to the Executive under the A. O. Smith Corporation Executive Life Insurance Plan prior to August 1, 2002.

(d) Other Termination Benefit. If an Executive described in subsection (a) terminates employment from the Company and its Affiliates prior to his Early Retirement Age, then the amount of the Single Sum Pension Plan Supplement shall be determined as follows:

(1)	First, calculate a monthly amount payable in a single life annuity form (assuming benefits commence at the Executive’s Normal Retirement Age) equal to:

(A)	1.65% of the Executive’s Average Monthly Earnings multiplied by the number of years of Credited Service (as defined in the Pension Plan), but not more than forty (40) years;

(B)	minus the total monthly retirement benefit actually payable to the Executive from the Pension Plan as of the Executive’s Normal Retirement Age (the result, the “Monthly Benefit Amount”);

(C)	minus the federal, state and local income and employment taxes that would be owed by the Executive on the Monthly Benefit Amount, calculated assuming the Executive pays taxes at the highest marginal tax rates for federal, state and local income tax purposes, based on the location of the Executive’s primary residence at the time of his termination of employment (the result, the “After-Tax Monthly Benefit Amount”);

(2)	Second, multiply the After-Tax Monthly Benefit Amount by the Annuity Factor for an annuity that commences benefit payments at the Executive’s Normal Retirement Age (the result, the “Single Sum Amount”);

(3)	Third, determine the present value of the Single Sum Amount (assuming the Single Sum Amount is payable at the Executive’s Normal Retirement Age) using the Applicable Interest Rate, as of the date of the Executive’s termination of employment;

(4)	Fourth, determine an additional amount such that the net amount retained by the Executive, after payment of any federal, state or local income tax or employment tax with respect to the Single Sum Amount, and any federal, state and local income tax or employment tax upon the payment provided for by this clause, is equal to the Single Sum Amount (the “Gross-Up Amount”). For purposes of determining the Gross-Up Amount, the Company shall use the highest marginal rate of federal income and employment taxation in the calendar year in which the Executive’s termination of employment occurs and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s primary residence on the date of Executive’s termination of employment, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes in such year;

(5)	Fifth, add the Single Sum Amount and the Gross-Up Amount to determine the Single Sum Pension Plan Supplement; and

(6)	Sixth, the Single Sum Pension Plan Supplement payable to the Executive shall be reduced by the cash surrender value (determined as of the date immediately prior to payment under Subsection (e)) of any pre-retirement, collateral assignment, split-dollar life insurance policies issued to the Executive under the A. O. Smith Corporation Executive Life Insurance Plan prior to August 1, 2002.

(e) Timing and Form of Payment. The Single Sum Pension Plan Supplement shall be paid to the Executive on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs. Payment shall be made in: (i) cash; (ii) by the transfer of any endorsement split-dollar life insurance policies on the Executive’s life (which shall be deemed to have a value equal to the cash surrender value that Executive is entitled to receive under such policy on the date of transfer); (iii) the release of the Company’s premium interest in any collateral assignment, split-dollar life insurance policies issued to the Executive under the A. O. Smith Corporation Executive Life Insurance Plan prior to August 1, 2002; or (iv) any combination of (i), (ii) or (iii) as the Company determines in its sole discretion.

(f) Death Benefit. In no event shall a benefit be paid under this Plan if an Executive dies while in the employment of the Company. If the Executive dies after Separation from Service and prior to the date the Single Sum Pension Payment is paid, the Company shall pay to the Executive’s Beneficiary, as soon as practicable but no later than ninety (90) days following the Executive’s death, a single sum amount equal to the Single Sum Pension Supplement reduced by the death benefits, if any, payable to Executive’s Beneficiary under a split-dollar life insurance policy on Executive’s life. In the event of the death of the Beneficiary prior to receipt of the death benefit described hereinabove, such death benefit shall be paid to the Beneficiary’s estate.

Section 4. Unfunded Plan

The rights of the Executive or Beneficiary under the Plan shall be solely those of an unsecured creditor of the Company. The Company shall not be required to set aside any assets with respect to the Plan and any assets actually held by the Company with reference to the Plan shall be the sole property of the Company. Neither the Executive nor an Executive’s beneficiaries, heirs, legal representatives, or assigns shall have ownership rights of any nature with respect to any assets set aside for the Plan, unless and until such time as such assets are paid over and transferred to the Executive or the Beneficiary under the terms of the Plan.

Section 5. Non-Alienation of Benefits

Neither an Executive nor his Beneficiary shall have the power to transfer, assign, anticipate or otherwise encumber in advance the payments provided in this Plan; nor shall any of said payments, nor any assets or funds of the Company or any Affiliate be subject to seizure for the payment of any of the Executive’s or his Beneficiary’s judgments, alimony or separate maintenance or be reached or transferred by operation of law in the event of the bankruptcy or insolvency of the Executive or any Beneficiary.

Section 6. Administration

The Committee shall have all such powers that may be necessary to carry out the provisions of the Plan, including without limitation, the discretionary power and authority to delegate administrative matters to other persons, to construe and interpret the Plan, to adopt and revise rules, regulations and forms relating to and consistent with the Plan’s terms, to select the actuarial factors to be used, to make all other benefit determinations, and to make any other determination which it deems necessary or advisable for the implementation and administration of the Plan. Subject to the foregoing, all decisions and determinations by the Committee shall be final, binding and conclusive as to all parties, including without limitation any Executive, any Beneficiary and all other employees and persons, unless arbitrary and capricious.

Section 7. Appeals Procedures

(a) If an Executive or Beneficiary believes he is entitled to a benefit hereunder that was not provided, the Executive or Beneficiary (hereinafter referred to as the “claimant”) shall file a written claim for such benefit with the Committee no later than one year after the claimed benefit would have initially been due and payable. If for any reason a claim for benefits under this Plan is denied by the Committee, the Committee shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of the Plan on which the denial is based, a description of such other data as may be pertinent to the claim review, and information on the procedures to be followed by the claimant in obtaining a review of his claim and his right to file a civil suit pursuant to ERISA section 502, all written in a manner calculated to be understood by the claimant. For this purpose, the claimant’s claim shall be deemed filed when presented in writing to the Committee, and the Committee’s explanation shall be in writing delivered to the claimant within ninety (90) days of the date the claim is filed.

(b) The claimant shall have sixty (60) days following his receipt of the denial of the claim to file with the Committee a written request for review of the denial. For such review, the claimant or his representative may review pertinent documents and submit written issues and comments. The Committee shall decide the issue on review and furnish the claimant with a copy of its decision within sixty (60) days of receipt of the claimant’s request for review of his claim. The decision on review shall be final and binding and in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based, a statement that the claimant is entitled to receive copies of, or access to, pertinent documents, and a statement that the claimant is entitled to bring an action under ERISA section 502. If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.

Section 8. Limitation of Rights Against the Company

Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any Executive any right to be retained in the service of the Company or any Affiliate, limiting in any way the right of the

Company or any Affiliate to terminate such Executive’s employment at any time, evidencing any agreement or understanding, express or implied, that the Company or any Affiliate will employ such Executive in any particular position or at any particular rate of compensation and/or guaranteeing such Executive any right to receive any other form or amount of remuneration from the Company or any Affiliate.

Section 9. Construction

The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin, without reference to conflict of law principles thereof. Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine for all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words “hereof”, “herein” and “hereunder” and other similar compounds of the word “here” shall mean and refer to this entire document and not to any particular paragraph.

Section 10. Amendment or Termination of the Plan

The Committee shall have the right to amend, modify, terminate or discontinue the Plan at any time; and such action shall be final, binding and conclusive as to all parties, including any Executive, any Beneficiary thereof and all other executives and persons. Notwithstanding the foregoing, any such Committee action to terminate or discontinue the Plan or to change the payment amounts or the time and manner of payment thereof as then provided in the Plan shall not be effective and operative with respect to benefits accrued as of such date, unless and until written consent thereto is obtained from each Executive affected by such action or, if any such Executive is not then living, from the Beneficiary thereof; provided that no consent is needed of any Executive or Beneficiary for any amendment to the Plan (including amendments that affect the time and manner of payment) that the Committee deems necessary or desirable for the Plan to comply with Section 409A of the Internal Revenue Code.

(a) Upon termination of the Plan, the Committee may authorize the distribution of the Single Sum Pension Plan Supplement in a lump sum (calculated in the same manner as described in Section 3 as if the Participant’s termination of employment occurred on the date of the Plan’s termination), only in the circumstances permitted by Code Section 409A and the regulations promulgated thereunder.

Section 11. Withholding

The Company shall have the right to deduct from any payment made hereunder, or from any other amount due an Executive, the amount necessary to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to the accrual or vesting of any amount, or the payment of any benefit, hereunder. In addition, if prior to the date of payment of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Single Sum Pension Plan Supplement shall be reduced by the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the Code Section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount.

Section 12. Relationship to Employment Agreements

Except as otherwise expressly provided herein, the Plan does not affect the rights of the Executive under any employment or other compensation agreement with the Company or an Affiliate covering an Executive.

Section 13. Successors and Assigns

The terms and conditions of the Plan, as amended and in effect from time to time, shall be binding upon the successors and assigns of the Company, including without limitation any entity into which the Company may be merged or with which the Company may be consolidated.

IN WITNESS WHEREOF, this Plan has been executed by the Company on this 18th day of December, 2008.

A. O. Smith Corporation

By:	/s/ Mark A. Petrarca
Mark A. Petrarca
Senior Vice President of Human Resources and Public Affairs

ADDENDUM

SPECIAL RULES FOR CERTAIN PARTICIPANTS

1.	From January 1, 2005 the Plan was operated in good faith compliance with Code Section 409A. Notwithstanding the provisions of the Plan during such time period the following individuals received a combination of a lump sum and an annuity form of payment:

Robert J. O’Toole

Albert E. Medice

Charles J. Bishop

W. David Romoser

Ronald E. Massa

2.	Notwithstanding the provisions of the Plan in effect on January 1,2009. Michael J. Cole will receive his benefit in the following manner:

A.	The portion of his accrued benefit based on 50% of his annual incentive compensation in the calculation of Earnings shall be paid in the form of a life annuity commencing as of his retirement date except that the portion of the monthly annuity payment accrued on or after January 1, 2005 shall be subtracted from the first six monthly payments and paid to him in a lump sum (without interest) with his seventh month payment. Thereafter, the full monthly annuity payment shall be made to him for his lifetime.

B.	The balance of Mr. Cole’s accrued benefit under the Plan shall be paid in a Single Sum Pension Supplement calculated pursuant to Section 3(b) of the Plan and paid to him as provided in Section 3(e).